Exhibit 99.2

CSX REPORTS SECOND-QUARTER EARNINGS

JACKSONVILLE, Fla., July 24, 2003 – CSX Corporation (NYSE: CSX) today reported second quarter net earnings of $127 million, or 59 cents per share, versus $135 million, or 63 cents per share, a year ago.

Revenue at Surface Transportation, which includes CSX’s rail and intermodal units, was $1.89 billion, up from $1.83 billion in the second quarter of 2002. Surface Transportation operating income was $259 million compared to $293 million in the prior-year period. The quarter also included previously announced expenses of $17 million related to new asbestos claims filed in West Virginia; while the 2002 second quarter included $11 million in net favorable settlements of contract disputes. Operating income on a consolidated basis totaled $285 million, down from $321 million a year ago.

”We continued to see strong revenue growth in the quarter, and have successfully converted more than one million truck loads from the highway to our railroad since the beginning of 2001,” said Michael J. Ward, CSX chairman and chief executive officer. “Despite a continued sluggish economy, our modal conversion efforts produced solid gains in the forest products, metals, waste and intermodal markets. In addition, coal rebounded in the quarter and showed solid year-over-year improvement.

“However, we continued to be challenged by slowed operations as the railroad struggled to recover from a difficult operating environment during the early parts of the quarter. Reduced network fluidity caused a significant increase in labor expenses, partially offsetting the strong revenue gains. Looking ahead, we will regain our operational discipline and push more of our revenue to the bottom line,” Ward added.

Ward said Surface Transportation revenue growth outpaced the nation’s gross domestic product in the first half of 2003 and that revenue growth will continue even as questions about the economy remain. He also noted that the company is still on target to meet its year-end staff reduction and free cash flow plans.

On a consolidated basis, revenues were $1.94 billion versus $2.07 billion a year ago. Operating income at the company’s international terminal business was $17 million, compared to $16 million in the second quarter of 2002. A significant real estate sale in the second quarter of 2003 benefited the “Other Income” category.

CSX Corporation, based in Jacksonville, Fla., operates one of the largest rail networks in the United States and also provides intermodal and international terminal management services. More information about the company is available at its Internet address: www.csx.com

This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com

500 Water Street

15th Floor, C900

Jacksonville, FL 32202

http://www.csx.com

Contact:

Fredrik Eliasson

(904) 359-3305

The accompanying unaudited financial information should be read in conjunction with the Company’s 2002 Annual Report on Form 10-K, 2003 Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

		(Unaudited)
		Quarters Ended		Six Months Ended
		June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Revenue	Operating Revenue	$1,942	$2,073	$3,958	$4,037
and Expense	Operating Expense	1,657	1,752	3,496	3,504

	Operating Income	285	321	462	533
	Other Income	19	4	9	13
	Interest Expense	105	116	208	230

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	199	209	263	316
	Income Tax Expense	72	74	94	113

	Earnings Before Cumulative Effect of Accounting Change	127	135	169	203
	Cumulative Effect of Accounting Change—Net of Tax	—	—	57	(43)

	Net Earnings	$127	$135	$226	$160

Per Common	Earnings Per Share, Assuming Dilution:
Share	Before Cumulative Effect of Accounting Change	$0.59	$0.63	$0.79	$0.95
	Cumulative Effect of Accounting Change	—	—	0.26	(0.20)

	Net Earnings	$0.59	$0.63	$1.05	$0.75

	Average Diluted Common Shares Outstanding (Thousands)	214,297	213,541	214,230	213,364

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.20	$0.20

Notes to Consolidated Financial Statements

(1)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings. On an ongoing basis, depreciation expense will be reduced, while labor and fringe and materials, supplies and other expense will be increased.

(2)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). Horizon has subleased equipment from CSX covering CSX’s primary financial obligations related to $319 million of vessel and equipment leases under which CSX will remain a lessee. A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sublease term. Approximately $3 million of this gain was recognized in the second quarter, with $4 million being recognized year to date. The $60 million of securities have a term of 7 years and a preferred return feature. CSX will account for the investment under the cost method.

(3)	SFAS 142, “Goodwill and Other Intangible Assets,” was issued in 2001. Under the provisions of SFAS 142, goodwill and other indefinite lived intangible assets are no longer amortized but are reviewed for impairment on a periodic basis. The Company adopted this standard at the beginning of fiscal year 2002 and incurred a pretax charge of $83 million, $43 million after tax and consideration of minority interest, 20 cents per share, as a cumulative effect of an accounting change, which represents the difference between book value and the fair value of indefinite lived intangible assets. These indefinite lived intangible assets are permits and licenses that the Company holds relating to a proposed pipeline to transfer natural gas from Alaska’s north slope to the port in Valdez, Alaska. The fair value was determined using a discount method of projected future cash flows relating to these assets. The carrying value of these assets is now approximately $3 million. The adoption of SFAS 142 did not have a material effect on prior reporting periods and it does not have a material effect on future earnings.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

		(Unaudited)
		June 27, 2003	Dec. 27, 2002

Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$311	$264
	Accounts Receivable—Net	1,219	799
	Materials and Supplies	178	180
	Deferred Income Taxes	139	128
	Other Current Assets	185	155
	Domestic Container Assets Held for Disposition	—	263

	Total Current Assets	2,032	1,789
	Properties—Net	13,504	13,286
	Investment in Conrail	4,658	4,653
	Affiliates and Other Companies	487	381
	Other Long-term Assets	858	842

	Total Assets	$21,539	$20,951

Liabilities	Current Liabilities
	Accounts Payable	$768	$802
	Labor and Fringe Benefits Payable	402	457
	Casualty, Environmental and Other Reserves	223	246
	Current Maturities of Long-term Debt	586	391
	Short-term Debt	704	143
	Income and Other Taxes Payable	102	144
	Other Current Liabilities	135	167
	Domestic Container Liabilities Held for Disposition	—	104

	Total Current Liabilities	2,920	2,454
	Casualty, Environmental and Other Reserves	629	604
	Long-term Debt	6,204	6,519
	Deferred Income Taxes	3,715	3,567
	Other Long-term Liabilities	1,635	1,566

	Total Liabilities	15,103	14,710

Shareholders’ Equity	Common Stock, $1 Par Value	215	215
	Other Capital	1,554	1,547
	Retained Earnings	4,981	4,797
	Accumulated Other Comprehensive Loss	(314)	(318)

	Total Shareholders’ Equity	6,436	6,241

	Total Liabilities and Shareholders’ Equity	$21,539	$20,951

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

		(Unaudited)
		Six Months Ended
		June 27, 2003	June 28, 2002

Operating Activities	Net Earnings	$226	$160
	Adjustments to Reconcile Net Earnings to Net Cash (Used) Provided:
	Depreciation	322	312
	Deferred Income Taxes	98	50
	Cumulative Effect of Accounting Change—Net of Tax	(57)	43
	Other Operating Activities	16	(13)
	Changes in Current Operating Assets and Liabilities:
	Accounts Receivable	(65)	17
	Termination of Sale of Receivables Program	(380)	—
	Other Current Assets	(42)	(34)
	Accounts Payable	(15)	(54)
	Other Current Liabilities	(138)	30

	Net Cash (Used) Provided by Operating Activities	(35)	511

Investing Activities	Property Additions	(479)	(431)
	Net Proceeds from Divestitures	214	—
	Other Investing Activities	(20)	2

	Net Cash Used by Investing Activities	(285)	(429)

Financing Activities	Short-term Debt—Net	561	576
	Long-term Debt Issued	83	474
	Long-term Debt Repaid	(218)	(991)
	Dividends Paid	(43)	(43)
	Other Financing Activities	(16)	16

	Net Cash Provided by Financing Activities	367	32

Cash, Cash Equivalents and Short-term Investments	Net Increase in Cash and Cash Equivalents	47	114
	Cash and Cash Equivalents at Beginning of Period	127	137

	Cash and Cash Equivalents at End of Period	174	251
	Short-Term Investments at End of Period	137	480

	Cash, Cash Equivalents and Short-term
	Investments at End of Period	$311	$731

CSX Corporation and Subsidiaries	Quarterly Flash

BUSINESS SEGMENTS (Unaudited)(1)

(Dollars in Millions)

Quarters Ended June 27, 2003, and June 28, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total

	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Operating Revenue	$1,573	$1,538	$314	$296	$1,887	$1,834	$54	$58	$1	$181	$1,942	$2,073
Operating Expense
Labor and Fringe	645	625	18	16	663	641	13	15	1	57	677	713
Materials, Supplies and Other	331	325	47	44	378	369	16	18	2	64	396	451
Conrail	87	79	—	—	87	79	—	—	—	—	87	79
Building and Equipment Rent	92	107	39	33	131	140	2	2	(3)	12	130	154
Inland Transportation	(98)	(92)	175	146	77	54	2	1	—	22	79	77
Depreciation	148	138	8	8	156	146	2	2	2	7	160	155
Fuel	136	112	—	—	136	112	—	—	—	16	136	128
Miscellaneous	—	—	—	—	—	—	2	4	(10)	(9)	(8)	(5)

Total Operating Expense	1,341	1,294	287	247	1,628	1,541	37	42	(8)	169	1,657	1,752

Operating Income	$232	$244	$27	$49	$259	$293	$17	$16	$9	$12	$285	$321

Operating Ratio	85.3%	84.1%	91.4%	83.4%	86.3%	84.0%	68.5%	72.4%

Six Months Ended June 27, 2003, and June 28, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total

	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Operating Revenue	$3,104	$3,024	$616	$558	$3,720	$3,582	$110	$116	$128	$339	$3,958	$4,037
Operating Expense
Labor and Fringe	1,293	1,265	37	33	1,330	1,298	26	31	60	110	1,416	1,439
Materials, Supplies and Other	670	649	96	85	766	734	35	40	49	119	850	893
Conrail	173	166	—	—	173	166	—	—	—	—	173	166
Building and Equipment Rent	199	209	70	64	269	273	4	4	3	25	276	302
Inland Transportation	(197)	(178)	348	295	151	117	4	3	16	43	171	163
Depreciation	293	276	16	15	309	291	4	4	4	12	317	307
Fuel	294	216	—	—	294	216	—	—	15	28	309	244
Miscellaneous	—	—	—	—	—	—	5	7	(21)	(17)	(16)	(10)

Total Operating Expense	2,725	2,603	567	492	3,292	3,095	78	89	126	320	3,496	3,504

Operating Income	$379	$421	$49	$66	$428	$487	$32	$27	$2	$19	$462	$533

Operating Ratio	87.8%	86.1%	92.0%	88.2%	88.5%	86.4%	70.9%	76.7%

(1)	Prior periods have been reclassified to conform to the current presentation.
(2)	Eliminations/Other consists of the following:
(a)	Reclassification of International Terminals minority interest expense
(b)	Operations of CSX Lines and gain amortization
(c)	Expenses related to the 2003 retirement of the Company’s former Chairman and Chief Executive Officer
(d)	Other items

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION TRAFFIC AND REVENUE(1)

Loads (Thousands); Revenue (Dollars in Millions)

	Second Quarter Loads			Second Quarter Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	113	119	(5) %	$85	$83	2%
Metals	87	80	9	108	100	8
Forest and Industrial Products	153	152	1	207	197	5
Agricultural and Food	113	110	3	165	159	4
Chemicals	134	140	(4)	244	246	(1)
Emerging Markets	125	115	9	118	107	10

	725	716	1	927	892	4
Automotive	139	148	(6)	224	231	(3)
Coal, Coke and Iron Ore
Coal	400	391	2	401	380	6
Coke and Iron Ore	18	18	—	15	19	(21)

	418	409	2	416	399	4
Other	—	—	—	6	16	(63)

Total Rail	1,282	1,273	1	1,573	1,538	2

Intermodal
Domestic	265	242	10	192	168	14
International	300	295	2	121	124	(2)
Other	—	—	—	1	4	(75)

Total Intermodal	565	537	5	314	296	6

Total Surface Transportation	1,847	1,810	2%	$1,887	$1,834	3%

	Six Months Loads			Six Months Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	230	238	(3) %	$172	$172	— %
Metals	175	157	11	218	198	10
Forest and Industrial Products	301	296	2	402	386	4
Agricultural and Food	227	225	1	332	325	2
Chemicals	272	275	(1)	495	484	2
Emerging Markets	226	208	9	230	195	18

	1,431	1,399	2	1,849	1,760	5
Automotive	270	277	(3)	432	431	0
Coal, Coke and Iron Ore
Coal	773	784	(1)	771	761	1
Coke and Iron Ore	30	30	—	28	35	(20)

	803	814	(1)	799	796	—
Other	—	—	—	24	37	(35)

Total Rail	2,504	2,490	1	3,104	3,024	3

Intermodal
Domestic	512	462	11	375	320	17
International	579	556	4	234	234	—
Other	—	—	—	7	4	75

Total Intermodal	1,091	1,018	7	616	558	10

Total Surface Transportation	3,595	3,508	2%	$3,720	$3,582	4%

(1)	Certain prior period traffic has been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS

REVENUE

Merchandise

Merchandise revenue in the second quarter of 2003 was up 4 percent on 1 percent volume growth as compared to the 2002 quarter. All markets except chemicals showed quarter-over-quarter revenue improvement.

•	Phosphates and Fertilizers –Strong demand for domestic phosphates was offset by reduced export shipments through Tampa area ports. Export shipments to China were down compared with a very strong 2002.

•	Metals – Inventory replenishments, increased modal conversions of sheet metal and strong scrap volume contributed to the quarter-over-quarter improvement.

•	Forest and Industrial Products – Paper showed strength quarter-over-quarter due to modal conversions and imports. Volume gains in building products reflected increased demand in residential construction and home improvement markets.

•	Agricultural and Food – Feed grain and soybean demand remains strong. Sweeteners continue to be negatively impacted by source shifts and a plant closure. Shipments of refrigerated products and canned goods were strong in the second quarter.

•	Chemicals – Plastics and other chemicals were negatively impacted by high oil and natural gas prices, and weak demand. Producers limited production to minimize the impact of higher feedstock costs.

•	Emerging Markets – Emerging markets benefited from continued growth in waste and military shipments. Southern aggregate shipments were strong due to increased regional construction.

Automotive

Automotive revenue decreased $7 million or 3 percent. Vehicle production declined 9 percent versus 2002. Haul extensions on existing business, and new business activities partially mitigated the impact of reduced vehicle production.

Coal, Coke and Iron Ore

Coal, coke and iron ore revenue increased 4 percent quarter-over-quarter on 2 percent volume growth. Strong utility demand and modal conversion initiatives drove performance. Favorable yield was due to improved mix and continued pricing success.

Intermodal

•	Domestic – Transloading of international container imports into domestic equipment, new 53 foot containers, and strength in load board volumes all contributed to double-digit revenue growth.

•	International – Unfavorable quarter-over-quarter comparisons with strong 2002 West Coast strike-related volumes and increased transloading activity caused a decline in revenue. Growth in low revenue per unit empty volume and a reduction in loaded volume negatively impacted revenue per unit.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS (continued)

EXPENSE

Labor and Fringe expenses were up $22 million in the second quarter of 2003, as compared to the prior year quarter. The effects of inflation continue to drive labor and fringe expense increases, while greater labor needs associated with diminished network fluidity and volume increased expenses. Costs related to variable deferred compensation plans tied to market performance also contributed to the quarter-over-quarter increase.

Materials, Supplies and Other expenses increased $9 million period-over-period. Increased occupational and personal injury claims, including a charge relating to new asbestos claims filed in West Virginia during the second quarter 2003, were primary drivers of the increase. These increases were offset, in part, by favorable resolution of property tax litigation in the state of New York.

Conrail expenses increased $8 million in the second quarter as compared to the prior year period due primarily to less favorable claims experience on personal injury and occupational reserves and increased usage charges on the Shared Asset Areas.

Building and Equipment Rent decreased $9 million quarter-over-quarter because of favorable mix and due to renegotiated carhire rates which more than offset unfavorable utilization due to the network fluidity decline.

Inland Transportation costs increased $23 million primarily due to the inclusion of a positive $15 million contract settlement in 2002. The remainder of the increase relates to increased volumes.

Depreciation expenses increased $10 million in the second quarter, as compared to the same period of 2002. The increase is primarily due to property additions, but was also negatively impacted by higher depreciation rates resulting from an asset life study. These increases were somewhat offset by a decrease in the depreciation of crossties due to the adoption of SFAS 143 in the first quarter of 2003.

Fuel expenses increased $24 million quarter-over-quarter. Fuel prices increased expense by $23 million, but the net impact on operating income was $8 million, as $15 million was recovered through fuel surcharges included in revenue.

CSX Corporation and Subsidiaries	Quarterly Flash

RAIL OPERATING STATISTICS (1)

		Second Quarter			Six Months
		2003	2002	% Change	2003	2002	% Change
Coal	Domestic:
(Millions of Tons)	Utility	33.9	32.4	5%	66.3	65.3	2%
	Other	6.6	6.7	(1)	11.5	11.9	(3)

	Total Domestic	40.5	39.1	4	77.8	77.2	1
	Export	2.0	2.4	(17)	4.2	5.9	(29)

	Total	42.5	41.5	2	82.0	83.1	(1)

Revenue Ton-Miles	Merchandise	32.2	32.1	—	65.0	63.3	3
(Billions)	Automotive	2.4	2.5	(4)	4.6	4.6	—
	Coal	18.4	17.9	3	35.3	36.1	(2)
	Intermodal	5.5	5.4	2	10.6	10.3	3

	Total	58.5	57.9	1	115.5	114.3	1

Gross Ton-Miles(2)	Total Gross Ton-Miles	112.8	112.0	1	221.6	219.9	1
(Billions)

Safety Statistics	Personal Injury Frequency Index (Per 100 Employees)	1.88	1.84	(2)	2.04	1.97	(4)
	FRA Train Accidents Frequency (Per Million Train Miles)	4.14	2.80	(48)	3.99	3.07	(30)

Inventory	Average Total Cars-On-Line	227,565	231,036	2	229,537	232,303	1

Velocity	Average, All Trains (Miles Per Hour)	20.8	22.5	(8)	21.0	22.7	(7)

Crews	Average Recrews (Per Day)	47.0	26.0	(81)	46.0	24.0	(92)

Yard/Terminal	Average System Dwell Time (Hours)	24.1	22.6	(7)	24.5	23.0	(7)
	On-Time Originations	63.2%	77.3%	(18)	63.3%	77.0%	(18)
	On-Time Destinations	57.0%	78.0%	(27)	59.0%	79.0%	(25)

Locomotives	Average Setback Hours (Per Day)	88	11	(700)%	65	11	(491)%

(1)	Amounts for 2003 are estimated.
(2)	Amounts exclude locomotive gross ton-miles.

SURFACE TRANSPORTATION FUEL STATISTICS

	Second Quarter		Six Months
	2003	2002	2003	2002
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	145.5	144.0	294.0	289.6
Price Per Gallon (Dollars)	$0.9381	$0.7769	$1.0005	$0.7463
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(23)		$(75)

CSX Corporation and Subsidiaries	Quarterly Flash

INTERNATIONAL TERMINALS

OPERATING RESULTS

Revenue decreased $4 million, or 7 percent to $54 million for the 2003 quarter, compared to $58 million in the prior year quarter, primarily due to the discontinuance of transpacific operations by one of Hong Kong’s major customers.

Expenses decreased $5 million to $37 million for the second quarter, compared to $42 million for the 2002 quarter. Reduced labor and fringe and materials, supplies and other costs were also due to reduced volume at its Hong Kong operations.

Operating income increased $1 million for the 2003 quarter, as compared to the 2002 quarter, as strong performance in several operating units and aggressive cost focus more than offset the revenue decline in Hong Kong.

OPERATING STATISTICS(1)

	(Unaudited)
	Second Quarter		Six Months
	2003	2002	2003	2002
Gross Revenue (Dollars in Millions)	$99	$96	$197	$185
Gross Lifts	819,242	515,707	1,548,918	1,008,730
Average Port Productivity (Port Moves Per Crane Per Hour)	32.1	31.5	31.5	32.5

(1) Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share

	2003	2002(4)	2001(4)	2003	2002(4)	2001(1)(4)	2003(2)	2002(3)	2001(1)
First Quarter	$2,016	$1,964	$2,025	$177	$212	$189	$.46	$.12	$.10
Second Quarter	1,942	2,073	2,057	285	321	265.59		.63	.51
Third Quarter		2,055	2,019		276	282		.60	.47
Fourth Quarter		2,060	2,009		318	221		.64	.31

Year	$3,958	$8,152	$8,110	$462	$1,127	$957		$1.99	$1.38

(1)	Fourth quarter 2001 includes a charge of $60 million pretax, $37 million after tax, 17 cents per share, for the settlement of the 1997 New Orleans tank car fire litigation.

(2)	First quarter 2003 includes a credit of $57 million after tax, 26 cents per share, as a result of a cumulative effect of an accounting change for asset retirement obligations.

(3)	First quarter 2002 includes a charge of $43 million after tax, 20 cents per share, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

(4)	In the first quarter of 2003, CSX conveyed its interest in CSX Lines. Revenue from CSX Lines is included in previous quarters of $189 million in second quarter of 2002 and $168 million in second quarter of 2001. CSX Lines’ operating income of $9 million and $7 million is included in the second quarters of 2002 and 2001, respectively.

FINANCIAL MEASURES (Unaudited)

	Six Months Ended
	June 27, 2003	June 28, 2002
Working Capital Deficit (Dollars in Millions)	$(888)	$(803)
Current Ratio	0.7	0.7
Commercial Paper—Short-term (Dollars in Millions)	$704	$578
Debt Ratio(1)	52%	51%
All-in Debt Ratio(2)	55%	57%
12-Month Rolling Return on Assets	2.1%	2.0%
12-Month Rolling Return on Equity	6.8%	6.6%

(1)	Adjusted to include 42 percent of Conrail obligations.

(2)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

OTHER INCOME (EXPENSE)(1) (Unaudited)

(Dollars in Millions)

	Quarters Ended		Six Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Interest Income	$4	$8	$8	$15
Income from Real Estate and Resort Operations	32	11	33	43
Discounts on Sales of Accounts Receivable	(4)	(7)	(10)	(14)
Minority Interest	(9)	(10)	(20)	(18)
Miscellaneous	(4)	2	(2)	(13)

Total	$19	$4	$9	$13

Gross Revenue from Real Estate and Resort Operations
Included in Other Income	$75	$51	$110	$114

(1)	Prior periods have been reclassified to conform to current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

EBITDA (Unaudited)

(Dollars in Millions)

This computation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is presented because management believes it is a financial indicator used by investors and analysts to evaluate companies on the basis of operating performance. This is not considered to be better information than is available in the Company’s publicly available reports filed with the Securities and Exchange Commission and does not conform with generally accepted accounting principles. CSX owns a 42 percent undivided interest in Conrail Inc., and operates over a portion of the Conrail territory under the terms of an operating agreement. Conrail loans its excess cash to its owners under loan agreements at market interest rates. The calculation of EBITDA combines CSX and Conrail financial data for analytical purposes only and is not intended to suggest that CSX has control over Conrail’s operations.

	CSX Consolidated		42% of Conrail		Other(1)		Combined EBITDA
	2003	2002	2003	2002	2003	2002	2003	2002
Quarters Ended June 27, 2003, and June 28, 2002

Net Earnings (Loss)	$127	$135	$16	$18	$(16)	$(18)	$127	$135
Depreciation and Amortization	160	156	36	34	18	16	214	206
Interest Income	(4)	(8)	(2)	(3)	1	3	(5)	(8)
Discounts on Sales of Accounts Receivable	4	7	—	—	—	—	4	7
Interest Expense	105	116	10	11	(1)	(3)	114	124
Income Tax Expense	72	74	9	11	(5)	(3)	76	82

Combined EBITDA	$464	$480	$69	$71	$(3)	$(5)	$530	$546

Six Months Ended June 27, 2003, and June 28, 2002

Net Earnings (Loss) Before Cumulative
Effect of Accounting Change	$169	$203	$32	$33	$(32)	$(33)	$169	$203
Depreciation and Amortization	317	307	70	68	42	39	429	414
Interest Income	(8)	(15)	(4)	(5)	3	4	(9)	(16)
Discounts on Sales of Accounts Receivable	10	14	—	—	—	—	10	14
Interest Expense	208	230	21	22	(3)	(4)	226	248
Income Tax Expense	94	113	18	19	(11)	(9)	101	123

Combined EBITDA	$790	$852	$137	$137	$(1)	$(3)	$926	$986

(1)	Other includes purchase price amortization, eliminations and reclassifications.

EMPLOYEE COUNTS BY SEGMENT—ESTIMATED

	2003		2002
	May	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	33,427	32,445	33,271	33,912	33,878	32,951
Intermodal	1,115	1,122	1,124	1,110	1,077	1,063
Technology and Corporate	858	884	900	912	896	878

Total Surface Transportation	35,400	34,451	35,295	35,934	35,851	34,892

International Terminals	1,013	1,035	1,238	1,242	1,264	1,275

Other	1,858	1,234	3,272	3,496	3,260	2,742

Total	38,271	36,720	39,805	40,672	40,375	38,909